UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DATA SYSTEMS & SOFTWARE INC.
______________
(Name of Registrant as Specified In Its Charter)
______________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Data Systems & Software Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 15, 2006

The Annual Meeting of Stockholders of Data Systems & Software Inc. will be held at the Union League Club of New York, 38 East 37th Street, New York, New York 10016, on Friday, September 15, 2006, at 10:00 a.m., for the following purposes:

(1) To elect six directors to hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified; and

(2) To consider and act upon such other and further matters as may properly come before the meeting or any postponements or adjournments thereof.

Only stockholders of record at the close of business on August 4, 2006, are entitled to notice of and to vote at the meeting or any postponements or adjournments thereof.

Regardless of how many shares you own, your vote is very important. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID RETURN ENVELOPE.

By Order of the Board of Directors,

SHELDON KRAUSE
Secretary

August 17, 2006
Mahwah, New Jersey

DATA SYSTEMS & SOFTWARE INC.
200 Route 17
Mahwah, New Jersey 07430

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Data Systems & Software Inc., a Delaware corporation (the “Company” or “DSSI”), to be voted at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Union League Club of New York, 38 East 37th Street, New York, New York 10016 on Friday, September 15, 2006 at 10:00 a.m., and any postponements or adjournments thereof. This Proxy Statement and the accompanying materials are being mailed on or about August 17, 2006, to holders of record of the Common Stock, par value $.01 per share, of the Company (the “Common Stock”) as of the record date. This solicitation is being made by management. All costs related to this solicitation are being borne by the Company.

The record date (the “Record Date”) for determining stockholders entitled to notice of and to vote at the Annual Meeting has been established as the close of business on August 4, 2006. On that date, 9,385,027 shares of Common Stock of the Company were outstanding and entitled to vote. Holders of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters properly brought before the Annual Meeting.

The presence at the Annual Meeting in person or represented by proxy of a majority of the outstanding shares of Common Stock entitled to vote thereat will constitute a quorum for the transaction of business. If a share is deemed present at the Annual Meeting for any one matter, it will be deemed present for purposes of determining the presence of a quorum for all other matters presented to the meeting. Votes withheld from any nominee for election as a director, abstentions, and shares held by a nominee for a beneficial owner that are voted on any matter which may come before the meeting, will be deemed present for purposes of determining the presence of a quorum.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of all management nominees for election as directors, except as otherwise required by law. Directors will be elected at the Annual Meeting by a plurality of the votes cast in person or represented by proxy. The affirmative vote of a majority of all of the outstanding shares of Common Stock on the Record Date, either in person or by proxy is necessary for approval of the name change. Any stockholder of record returning the accompanying proxy card may revoke such proxy at any time prior to its exercise by (i) giving written notice to the Company of such revocation, (ii) voting in person at the Annual Meeting, or (iii) executing and delivering to the Company a later-dated proxy. Written revocations and later-dated proxies should be sent to Data Systems & Software Inc., 200 Route 17, Mahwah, New Jersey 07430, Attention: Secretary.

Commencing ten days before the date of the Annual Meeting, an alphabetical list of the names and addresses of the stockholders of record as of the Record Date will be available at our principal executive offices, 200 Route 17, Mahwah, New Jersey 07430, for inspection by any stockholder during normal business hours for any purpose germane to the Annual Meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the notes thereto set forth information, as of August 4, 2006 (except as otherwise set forth herein), concerning beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of Common Stock by (i) each director of the Company and each nominee for director, (ii) each of the executive officers of the Company named in the Summary Compensation Table under “Executive and Director Compensation,” (iii) all executive officers and directors of the Company as a group, and (iv) each holder of 5% or more of the Company’s outstanding shares of Common Stock.

Name and Address of Beneficial Owner(1)(2)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Common Stock Outstanding (2)
George Morgenstern	474,554(3)	4.9%
Howard Gutzmer 5550 Oberlin Drive San Diego, CA 92121	647,328(4)	6.9%
Elihu Levine	90,970(5)	1.0*
Shane Yurman	41,000(6)	*
Samuel M. Zentman	39,121(7)	*
Shlomie Morgenstern	454,500(8)	4.7%
Yacov Kaufman	63,600(9)	*
Jacob Neuwirth	47,870	*
John A. Moore	677,431(10)	7.1%
Richard J. Giacco	1,000	*
Richard Rimer	21,500	*
Kevin P. Wren	--	--
Michael Barth	5,666(9)	*
All executive officers and directors of the Company as a group (7 people)	1,180,058	11.8%
____________
* Less than 1%

(1)	Unless otherwise indicated, business address is in care of the Company.
(2)
Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. Percentage information is based on the 9,385,027 shares outstanding as of August 4, 2006.

(3)
Consists of (i) 45,115 shares held by Mr. Morgenstern, including 20,000 shares received by Mr. Morgenstern pursuant to a restricted stock grant which have fully vested, (ii) 380,000 currently exercisable options held by Mr. Morgenstern, and (iii) 49,439 shares owned by Mr. Morgenstern’s wife.

(4)
Based on information in Amendment No. 1 to Schedule 13D filed on January 26, 2006. Consists of (i) 500, 317 shares owned by the Gutzmer Family Trust, of which Mr. Gutzmer is a co-trustee; (ii) 73,450 shares held in an IRA for Mr. Gutzmer’s wife, with Mr. Gutzmer as Custodian, and (iii) 13,756 shares owned by a corporation of which Mr. Gutzmer is an executive officer, director and principal shareholder.

(5)
Consists of (i) 40,000 shares owned by Mr. Levine and his wife in a joint account, (ii) 1,180 shares held in an IRA of Mr. Levine, (iii) 8,000 shares owned by Mr. Levine’s wife, (iv) 1,790 shares held in an IRA of Mr. Levine’s wife, (v) 15,000 currently exercisable options held by Mr. Levine and (vi) 25,000 options that will vest on September 15, 2006.

(6)	Consists of (i) 1,000 shares owned by Mr. Yurman, (ii) 15,000 currently exercisable options, and (iii) 25,000 options that will vest on September 15, 2006.
(7)
Consists of (i) 7,500 currently exercisable options, (ii) 25,000 options that will vest on September 15, 2006, and (iii) warrants to purchase 1,324 shares of Common Stock at an exercise price of $2.78 per share, exercisable through July 31, 2011.

(8)	Consists of (i) 102,000 shares, which includes 100,000 shares received as a restricted stock grant which have fully vested, and (ii) 352,500 currently exercisable options.
(9)	Consists of currently exercisable options.
(10)
Consists of (i) 380,477 share owned by Mr. Moore, (ii) 100,000 currently exercisable options and (iii) the right to vote, by irrevocable proxy, 196,554 shares held by George Morgenstern, Florence Morgenstern, and Shlomie Morgenstern at the Annual Meeting.

ELECTION OF DIRECTORS

The whole Board of Directors of the Company is currently comprised of six seats; there is currently one vacant seat. The Board of Directors has nominated three of the five current directors, George Morgenstern, Samuel Zentman, and John A. Moore and three new nominees, Richard J. Giacco, Richard Rimer, and Kevin P. Wren, for election as directors at the Annual Meeting. All nominees have consented to be named as such and to serve if elected.

With respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders cannot vote for more than the six nominees named in this proxy statement. Stockholders should specify their choices on the accompanying proxy card. If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of all six of the Board’s nominees. If any nominee becomes unavailable for any reason to serve as a director at the time of the Annual Meeting (which event is not anticipated), proxies will be voted in the discretion of the persons acting pursuant to the proxy for any nominee who shall be designated by the current Board of Directors as a substitute nominee. Persons nominated in accordance with the notice requirements of the Company’s By-laws are eligible for election as directors of the Company. All nominations for director that are not timely delivered to the Company or that fail to comply with the requirements set forth in the Company’s By-laws will be excluded from the Annual Meeting, as provided in the By-laws. A copy of the Company’s By-laws can be obtained from the Secretary of the Company, 200 Route 17, Mahwah, New Jersey 07430. Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the six nominees receiving the greatest number of votes will be elected as directors

Certain Information Regarding Directors and Officers

Set forth below is certain information concerning the nominees for director and certain officers of the Company:

Name	Age	Position
George Morgenstern	73	Founder, Chairman of the Board; Chairman of the Board of our dsIT Solutions Ltd. subsidiary (“dsIT”)
John A. Moore	41	Director, President and Chief Executive Officer; and director of our Comverge Inc. equity affiliate (“Comverge”)
Samuel M. Zentman	60	Director
Richard J. Giacco	54	Director Nominee
Richard Rimer	41	Director Nominee
Kevin P. Wren	51	Director Nominee
Jacob Neuwirth	58	Chief Executive Officer and President of dsIT
Michael Barth	45	Chief Financial Officer of the Company and dsIT.

George Morgenstern, founder of the Company, and one of our directors since 1986, has been Chairman of the Board since June 1993. Mr. Morgenstern served as our President and Chief Executive Officer from our incorporation in 1986 until March 2006. Mr. Morgenstern also serves as Chairman of the Board of dsIT. Mr. Morgenstern served as a member of the Board of Directors of Comverge from October 1997 to March 2006 and as Chairman until April 2003.

John A. Moore has been a director and President and Chief Executive Officer of our Company since March 2006. Mr. Moore also serves as a director of Comverge. Mr. Moore is the President and founder of Edson Moore Healthcare Ventures, which he founded to acquire $150 million of drug delivery assets from Elan Pharmaceuticals in 2002. Mr. Moore was Chairman and EVP of ImaRx Therapeutics ,a drug and medical therapy development company, from February 2004 to February 2006 and Chairman of Elite Pharmaceuticals from February 2003 to October 2004. He is currently Chairman of Optimer, Inc., a research based polymer development company, and a member of the Board of Directors of Medi-HutCo., Inc., a distributor of over-the-counter medical devices and supplies.

Samuel M. Zentman has been one of our directors since November 2004. Since 1980 Dr. Zentman has been the president and chief executive officer of a privately-held textile firm, where he also served as vice president of finance and administration from 1978 to 1980. From 1973 to 1978, Dr. Zentman served in various capacities at American Motors Corporation.

Richard J. Giacco has been President of Empower Materials, Inc., a manufacturer of carbon dioxide based thermoplastics, since January 1999. Mr. Giacco is also a Managing Member of Ajedium Film Group, LLC, a manufacturer of thermoplastic films. Mr. Giacco served as Associate General Counsel of Safeguard Scientifics, Inc. from 1984 to 1990. Mr. Giacco presently serves as the Chair of the Audit Committee of the Board of Directors of Ministry of Caring, Inc., and the Chair of the Finance Committee of the Board of Directors of Sacred Heart Village, Inc.

Richard Rimer is a private investor. From 2001 to 2006, Mr. Rimer was a Partner at Index Ventures, a private investment company. He formerly served on the boards of Direct Medica, a provider of marketing services to pharmaceutical companies, and Addex Pharmaceuticals, a pharmaceutical research and development company. Prior to joining Index Ventures, Mr. Rimer was the co-founder of MediService, the leading direct service pharmacy in Switzerland and had served as a consultant with McKinsey & Co.

Kevin P. Wren was employed by MBNA America in various senior management capacities from March 1995 until his retirement from MBNA in April 2005, most recently as Director of MBNA Corporate Strategic Planning from January 2004 through April 2005. Prior to that, he served as Director in charge of U.S. credit card product development and as MBNA’s Chief Internet Officer. Mr. Wren is currently a member of the Board of Directors of Christiana Care Visiting Nurse Association, a non-profit home health care organization.

Jacob Neuwirth has been Chief Executive Officer and President of dsIT since December 2001. From 1994 to 2001, he was the founder and President of Endan IT Solutions Ltd., an Israeli IT solutions provider, specializing in billing and healthcare IT solutions, which was acquired by dsIT in December 2001.

Michael Barth has been our Chief Financial Officer and the Chief Financial Officer of dsIT since December 2005. For the six years prior, he served as Deputy Chief Financial Officer and Controller of dsIT. Mr. Barth is a Certified Public Accountant in both the U.S. and Israel and has 18 years of experience in public and private accounting.

CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors

During 2005 the Board of Directors met 13 times. Each incumbent director who served as a director in 2005 attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held (during the 2005 period for which the director served) and (ii) the total number of meetings held during 2005 by each committee of the Board of Directors on which such director served (during the period for which such director served).

Audit Committee

We have an Audit Committee that was established by our Board of Directors for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements by our independent auditors. The members of the Audit Committee are Mr. Yurman (Chairman), Dr. Zentman and Mr. Levine. Each of the members of the Audit Committee meets the independence and experience requirements of both the SEC and the NASDAQ Marketplace Rules.

It is contemplated that after the Annual Meeting, the Board of Directors will fill the vacancies on the Audit Committee caused by the departure of Mr. Yurman and Mr. Levine. In connection with such appointment, the Board will formally consider whether each of the new appointees to the Audit Committee meets the independence and experience requirements of the SEC.

Audit Committee Financial Expert

Our Board has determined that Mr. Shane Yurman, who currently serves as the Chairman of our Audit Committee, is an “audit committee financial expert” as defined in Item Regulation S-K Item 401(h)(2). Mr. Yurman is independent in accordance with SEC and NASDAQ Marketplace Rules. It is expected that one or more members of the newly constituted Audit Committee will qualify as an “audit committee financial expert.”

Other Committees

The Board of Directors does not have any other committees. The company is not required by law to have a nominating committee. Nominations to the Board are acted upon by the entire Board and require a majority approval. The Board uses established policies and procedures for director nominations. The Board identifies potential director candidates from a variety of sources, including recommendations from current Directors or management, recommendations of security holders, or any other source that the Board has deemed appropriate.

In considering candidates for the Board of Directors, the Board evaluates the entirety of each candidate's credentials, such as (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints and backgrounds, (v) willingness and ability to commit sufficient time to Board responsibilities; and (vi) qualification to serve on specialized board committees (such as the Audit Committee).

Our stockholders may recommend potential director candidates by contacting the Secretary of the Company to receive a copy of the procedure to recommend a potential director candidate for consideration by the independent directors, who will evaluate recommendations from stockholders in the same manner that they evaluates recommendations from other sources.

Policy Regarding Director Attendance at Annual Stockholders Meetings

The Board of Directors encourages directors to attend the Company's Annual Meeting of Stockholders, whether or not a meeting of the Board of Directors is scheduled for the same date of the Annual Meeting. As an incentive to attend annual meetings, the Board of Directors pays the standard attendance fee to directors who attend Annual Meeting, whether or not there is a meeting of the Board of Directors held afterwards.

Code of Ethics & Business Conduct

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, and principal accounting officer or controller, and/or persons performing similar functions. Our code of ethics has previously been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003. We have also adopted a Code of Ethics & Business Conduct for all employees, officers and directors. A copy of the Code of Ethics & Business Conduct is available without charge upon written request to the Secretary of the Company.

Stockholder Communication with Board Members

The Board has adopted a procedure to enable our stockholders to contact directors. Any director may be contacted by mail addressed to such director, in care of the Secretary of the Company at the address on the first page of this proxy statement. All such correspondence should be addressed to the dirctor and marked “Confidential-Stockholder Communication.”

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Directors

Each of our directors is generally paid $1,000 for each Board or committee meeting which he attends (except if a committee meeting is held on the same day as a Board meeting) and is reimbursed for associated out-of-pocket expenses. Mr. Kerbs, Dr. Zentman and Mr. Levine are each paid $6,000 per annum plus meeting fees in connection with their service on the Board (and in the case of Mr. Levine and Dr. Zentman, on the Audit Committee). Mr. Yurman is paid $24,000 per annum plus meeting fees for his service on the Board and as Chairman of the Audit Committee. In 2005, Mr. Kerbs was paid a total of $6,000, Mr. Yurman was paid a total of $30,000, Mr. Levine was paid a total of $10,000, Dr. Zentman was paid a total of $13,000, and Mr. Morgenstern was paid a total of $5,000 in connection with their respective service on the Board and the Audit Committee.

Our 1994 Stock Option Plan for Outside Directors provides for awards of non-qualified options to our directors who are not employed by us, or any of our affiliates, and who meet certain other eligibility criteria. Pursuant to the plan, (i) upon first election or appointment to the Board of Directors, each newly elected or appointed eligible director is granted an option to purchase 7,500 shares of our Common Stock and (ii) immediately following each of our Annual Meeting of Stockholders, each eligible director will generally be granted an option to purchase 7,500 shares of our Common Stock. Options granted under the plan have an exercise price per share equal to the fair market value of our Common Stock on the date of issuance and are exercisable beginning on the first anniversary of the date of the grant until the earliest of (i) ten years from the date of grant, (ii) one year from the date on which an optionee ceases to be an eligible director and (iii) 90 days after the date on which the optionee ceases to be a director. The maximum number of shares of our Common Stock in respect of which awards may be granted under the plan is 400,000, of which 30,000 non-expired options are outstanding.

The Company has in the past granted options to directors, including directors who are not employed by us or any of our affiliates, outside of the Plan described above.

It is expected that after the election of the new Board, it will consider new cash and equity compensation arrangements for members of the Board.

Compensation Committee Interlocks and Insider Participation

All matters related to the compensation of executive officers, including the Chief Executive Officer, are acted upon by the full Board of Directors.

In 2005 George Morgenstern served as both a member of our Board of Directors and an officer of the company (Chairman of the Board, President and Chief Executive Officer). During 2005, no member of the Board of Directors who was also one of our officers participated in any deliberations of the Board of Directors or any committee thereof relating to his own compensation or to the compensation of any person to whom he is related. Except as described above, each member of the Board of Directors participated in 2005 in deliberations of the Board of Directors concerning executive officer compensation. During 2005, George Morgenstern engaged in transactions with us in which he was deemed to have an interest. For further information, see “Certain Related Party Transactions” below.

Employment Arrangements

John A. Moore became our President and Chief Executive Officer in March 2006. He does not yet have a formal employment contract and is being compensated at the rate of $120,000 per annum as approved by the Board of Directors. The Board also approved grants to Mr. Moore of an option to purchase 200,000 shares of our Common Stock at an exercise price of $2.00 per share, vesting on September 30, 2006 and expiring on March 31, 2011, and an option to purchase 200,000 shares of our Common Stock at an exercise price of $2.25 per share, vesting on March 30, 2009 and expiring on March 31, 2011, both subject to certain accelerated vesting provisions.

Through March 2006, George Morgenstern served as our Chairman, President and Chief Executive Officer pursuant to an employment agreement dated as of January 1, 1997, as amended by the First Amendment to Employment Agreement dated as of May 17, 2001, the Second Amendment to Employment Agreement dated as of March 13, 2002, the Third Amendment to Employment Agreement dated as of December 30, 2004 and a Letter Agreement dated as of March 16, 2005 (collectively, the “GM Employment Agreement”).

On March 10, 2006 Mr. Morgenstern entered into an Amendment and Assignment of Employment Agreement with us in connection with the sale of our Databit subsidiary pursuant to which Databit assumed all remaining obligations under the GM Employment Agreement, subject to a lump sum payment by us of $600,000 to Mr. Morgenstern. In connection with the Amendment and Assignment, Mr. Morgenstern releases us from any further obligations under the GM Employment Agreement. Mr. Morgenstern has been retained as a consultant, presently engaged as Chairman of our Board, by way of a Consulting Agreement between himself and the Company, dated March 10, 2006. Such agreement provides for the payment of an annual consulting payment of $1.00, the assumption by Mr. Morgenstern of the remainder of the payments due under an auto loan after the one-time payment of $25,000 by the Company towards such loan, and a non-accountable expense allowance of $65,000 per year. For further information, see “Certain Related Party Transactions” below.

Through March 2006, Shlomie Morgenstern served as the Chief Executive Officer and President of Databit and as our Vice President-Operations pursuant to an employment agreement dated as of August 19, 2004 (the “SM Employment Agreement”). The SM Employment Agreement provided for a four year initial term and subsequent one year renewal terms (unless either party gave notice of non-renewal within 90 days prior to the end of the initial term or a renewal term).

In March 2006, in connection with the sale of Databit, Shlomie Morgenstern’s employment with us was terminated pursuant to a termination and release agreement. Pursuant to that agreement, Shlomie Morgenstern agreed to the termination of his employment with us and released us from any future liabilities stemming from the SM Employment Agreement, including the release from any severance obligations. For further information, see “Certain Related Party Transactions” below.

Yacov Kaufman served as Vice President and Chief Financial Officer of the Company and as Executive Vice President and Chief Financial Officer of dsIT until November 2005, pursuant to an employment agreement dated as of January 1, 1999, as amended by the Amendment to Employment Agreement dated as of June 1, 2002, which provided for a salary of $200,000. Mr. Kaufman resigned as an officer effective November 30, 2005.

Under the terms of the employment agreement with Mr. Kaufman, we were obligated to make certain payments to fund, in part, our severance obligations to him. We were required to pay Mr. Kaufman an amount equal to 150% of his last month's salary multiplied by the number of years (including partial years) that Mr. Kaufman worked for us. This severance obligation, which is customary for executives of Israeli companies, was to be reduced by the amount contributed by us to certain Israeli pension and severance funds pursuant to Mr. Kaufman’s employment agreement. In addition, the agreement with Mr. Kaufman provided for an additional payment equal to six times his last month’s total compensation, payable at the end of his employment with us. As of December 31, 2005, the unpaid portion of these payments was $277,000. Payments of the balance of funds due to Mr. Kaufman were made in January 2006. In December 2005, we modified the terms of options to purchase 30,000 shares of common stock previously granted to Mr. Kaufman to allow their exercise until December 2006.

Jacob Neuwirth serves as President and Chief Executive Officer of dsIT pursuant to an employment agreement dated as of December 16, 2001. Mr. Neuwirth’s employment agreement provides for a base salary denominated in NIS and linked to Israeli Consumer Price Index linked NIS, which is equivalent to $175,000 per annum. Mr. Neuwirth is entitled to a salary increase if dsIT achieves certain performance targets. In addition to his base salary, Mr. Neuwirth is entitled to receive a bonus payment equal to 5% of dsIT’s net profit before tax. Six months advance notice of termination is required by either party to the agreement and if terminated, Mr. Neuwirth is entitled to an additional payment equal to six times his last month’s total compensation.

Under his employment agreement, Mr. Neuwirth is entitled to a loan of up to $100,000 from dsIT. As of December 31, 2005 the loan balance plus accrued interest, which is denominated in linked NIS, bears interest at 4% and has no fixed maturity date, had an outstanding balance of $104,000.

The stock option agreements with our executive officers generally provide for accelerated vesting in the event we have a change in control.

Executive Compensation

The following table sets forth for the periods indicated information concerning the compensation of our Chief Executive Officer and the three other officers who received in excess of $100,000 in salary and bonus during 2005 (the “named executive officers”):

SUMMARY COMPENSATION TABLE
	Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Restricted Stock Awards ($)	Securities Underlying Options (#)		All Other Compensation ($)

George Morgenstern	2005	241,845	--		--	--		87,645	(1)
Chief Executive Officer	2004	241,396	13,712		--	180,000		101,550
(served until March 2006)	2003	464,250	--		--	--		177,825

Yacov Kaufman	2005	183,976	--		--	30,000	(2)	194,221	(3)
Former Chief Financial Officer	2004	183,839	13,711		--	75,000		51,239
(served until November 2005)	2003	182,942	--		--	--		49,901

Shlomie Morgenstern	2005	250,000	77,905	(4)	--	--		30,840	(5)
Former Vice President	2004	258,432	181,035		67,450	305,000		21,990
(served until March 2006)	2003	210,800	50,000		--	--		14,045

Jacob Neuwirth	2005	264,342	--		--	--		31,339	(6)
Chief Executive Officer	2004	220,369	1,162		--	--		35,572
and President of dsIT	2003	154,963	83,694		--	--		44,290

(1)
Consists of (i) $60,508 in contributions to a non-qualified retirement fund, (ii) $19,105 in life insurance premiums, (iii) $5,000 in director’s fees, and (iv) $3,032 imputed value of automobile fringe benefits.

(2)	Represents shares of common stock underlying options granted to Yacov Kaufman as described below.
(3)
Consists of $50,277 of contributions to severance and pension funds and automobile fringe benefits and $143,944 of severance and parachute payments as a result of the termination of his employment. Contributions to severance and pension funds are made on substantially the same basis as those made on behalf of other Israeli executives.

(4)	Consists of $77,905 cash bonus earned with respect to 2005 under the terms of Shlomie Morgenstern’s employment agreement.
(5)	Consists of (i) $19,231 for accrued vacation (ii) ) $9,007 in insurance premiums and (iii) $2,602 imputed value of automobile fringe benefits.
(6)
Represents primary contributions to severance and pension fund and automobile fringe benefits. Contributions to severance and pension funds are made on substantially the same basis as those made on behalf of other Israeli executives.

The following tables summarize (i) the options granted in 2005 to the executive officers named in the Summary Compensation Table above, (ii) the potential value of these options at the end of the option term assuming certain levels of appreciation of our common stock, (iii) the number of shares acquired by such named executive officers upon the exercise of options in 2005 and the value realized thereon, and (iv) the number and value of all options held by such executive officers at the end of 2005:

OPTION/SAR GRANTS IN 2005
	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms(2)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (%)	Base Price ($/Share)	Exercise or Expiration Date	5% ($)	10% ($)
Yacov Kaufman	30,000(3)	100%	$1.80	12/31/06	2,700	5,400

(1)	We did not grant any stock appreciation rights (SARs) in 2005.
(2)
The dollar amounts under these columns are the result of calculations at the 5% and 10% compounded annual appreciation rates prescribed by the SEC and, therefore, are not intended to forecast possible future price appreciation, if any, of our common stock.

(3)	The options were originally granted on April 12, 1999 and were amended on December 31, 2005, in connection with Mr. Kaufman’s severance, to extend the exercise period.

AGGREGATED OPTION EXERCISES IN 2005
AND FISCAL YEAR END STOCK OPTION VALUES

	Number of Shares Acquired Upon Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At Year End (#)		Value of Unexercised In-the-Money Options ($) (1)

Name
			Exercisable	Unexercisable	Exercisable	Unexercisable
George Morgenstern	--	--	320,000	60,000	86,400	43,200
Yacov Kaufman	--	--	232,500	37,500	27,000	27,000
Shlomie Morgenstern	--	--	47,500	305,000	--	280,600

(1)	Based on the closing price for our common stock on December 31, 2005 of $1.63 per share.

Certain Related Party Transactions

During 2005, we paid approximately $360,000 for legal services rendered and reimbursement of out-of-pocket expenses to Eilenberg & Krause LLP, a law firm in which Sheldon Krause, a former director and our Secretary and General Counsel, is a member. Such fees related to services rendered by Mr. Krause and other members and employees of his firm, as well as certain special and local counsel retained and supervised by his firm who performed services on our behalf. Mr. Krause is the son-in-law of George Morgenstern, our Chairman.

As reported on the Summary Compensation Table above, Shlomie Morgenstern, the son of George Morgenstern, received compensation during 2005 in connection with his position as Vice President-Operations. In addition, during 2005, Shlomie Morgenstern loaned the Company $425,000 on a note payable. The note bore interest at the rate of prime plus 3% during the time it was outstanding. The note was repaid in full during 2005. The Company paid approximately $3,000 of interest to Shlomie Morgenstern with respect to the note.

On March 10, 2006 the Company entered into a Stock Purchase Agreement dated as of March 9, 2006 for the sale of all the outstanding capital stock of its Databit subsidiary to Shlomie Morgenstern, President of Databit and a former Vice President of the Company. The transactions contemplated under the Stock Purchase Aagreement, and the related transactions to which the Company, Shlomie Morgenstern and George Morgenstern were parties and which are described herein (collectively, the “Transactions”), were consummated on March 10, 2006.

The closing of the Transactions was conditioned, among other things, on the following:

(a) Termination of the Employment Agreement dated August 19, 2004 among Shlomie Morgenstern, Databit and the Company and the release of the Company from any and all liability thereunder (other than under the related stock option and restricted stock agreements which would be modified as provided described below), including the waiver by Shlomie Morgenstern of any and all severance or change of control payments to which he would have been entitled to thereunder.

(b)  Amendment of the option and restricted stock agreements between the Company and Sholmie Morgenstern to provide for acceleration of any unvested grants on the closing of the Transactions and for all options to be exercisable through 18 months from the closing.

(c)The assignment to and assumption by Databit of the obligations of the Company to George Morgenstern under the GM Employment Agreement upon the following terms:

(i) Reduction of the amounts owed to George Morgenstern under the GM Employment Agreement by the lump sum payment described below and the modifications to options and restricted stock agreements described below.

(ii) A release by George Morgenstern of the Company from any and all liability and obligations to him under the GM Employment Agreement, subject to a lump sum payment of $600,000.

(d)  The assumption by Databit of the Company’s obligations under the Registrant’s leases for the premises in New York City and Mahwah, New Jersey, which provide for aggregate rents of approximately $450,000 over the next three years.

(e)  The delivery by John A. Moore and the other reporting persons on the Schedule 13D dated June 30, 2005 (filed July 11, 2005), as amended, of consent agreements manifesting approval of the Transactions and their fairness, and agreeing not to institute any claims against the parties to the Transactions arising from the Transactions, subject to the fulfillment of certain conditions specified in such consents.

(f)   The amendment of the option agreement with George Morgenstern dated December 30, 2004 to provide for the acceleration of the 60,000 options that are not currently vested and the extension of the exercise period for all options held by George Morgenstern to the later of (i) September 2009 and (ii) 18 months after the cessation of service under the new consulting agreement described below.

(g)  Execution and delivery by George Morgenstern and the Company of a new consulting agreement for a period of two years, pursuant to which George Morgenstern would serve as a consultant to the Registrant, primarily to assist in the management of the Registrant’s dsIT subsidiary for compensation of $1.00 per year plus a non-accountable expense allowance of $65,000 per year to cover expected costs of travel and other expenses.

The Transactions were approved by a special committee of the Board comprised of only independent directors acting with the advice of a financial advisor and special counsel engaged by the committee.

On August 7, 2006 the Company entered into a Common Stock Purchase Agrement with Paketeria GmbH, a limited liability company incorporated under the laws of Germany, and certain Paketeria shareholders, including our President and Chief Executive Officer, John A. Moore, and director nominee, Richard Rimer, for the purchase by the Company of an approximately 23% interest in Paketeria for a purchase price of approximately €600,000 (equivalent to approximately $776,000).

In addition to the Common Stock Purchase Agreement and other agreements, the Company also entered into a Stock Purchase Agreement with John A. Moore and Richard Rimer. Pursuant to that agreement, the Company is entitled through August 2007 to purchase the shares of Paketeria held by Messrs. Moore and Rimer, for an aggregate purchase price of the US dollar equivalent on the date of purchase of €600,000 (approximately $776,000 at the current exchange rate), payable in Company Common Stock and warrants on the same terms as the Company’s recently completed private placement. At the current exchange rate this would result in the issuance of approximately 292,000 shares of Common Stock and warrants exercisable for 73,000 shares of Common Stock. The warrants would have an exercise price of $2.78 per share and be exercisable through July 31, 2011.

dsIT’s Chief Executive Officer, Jacob Neuwirth, has a loan outstanding from dsIT based on a contract from 2001. The loan balance and accrued interest at December 31, 2005 was $104,000. The loan has no defined maturity date, is denominated in NIS, is linked to the Israeli Consumer Price Index and bears interest at 4%.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

Compensation Policies for Executive Officers

The Company’s compensation package for its executive officers generally consists of three components: (i) base salary; (ii) cash bonus; and (iii) options and/or stock grants. In 2005, the Board did not make any changes with respect to the compensation of its executive officers, all of whom continued to be paid under the terms of employment agreements entered into in prior years. Compensation decisions are based upon the expertise of the particular executive and performance in the prior year.

Basis for Chief Executive Officer’s Compensation

During 2005, George Morgenstern, Chairman and former President and Chief Executive Officer of the Company, who now serves as consultant, had no increase in salary, receiving $241,845 pursuant to his employment agreement with the Company. Mr. Morgenstern received no bonus for 2005.

BOARD OF DIRECTORS*

George Morgenstern
Elihu Levine
Shane Yurman
Samuel Zentman
_______________

* Includes names of current directors who served during the period in which matters covered by this report were discussed. John A. Moore was appointed to the Board in 2006.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors each of whom meets the independence and experience requirements of both the SEC and the NASDAQ Marketplace Rules. The Audit Committee operates under a written charter adopted by the Board, which was amended during 2004 to reflect recent changes in applicable laws and regulations pertaining to audit committees.

Management is responsible for our internal controls and financial reporting process. The external auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited ("K&K “), has served as our independent auditors for the two most recently completely fiscal years ended 2004 and 2005. The Audit Committee has met and held discussions with management and K&K. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee reviewed and discussed the consolidated financial statements with management and K&K prior to their issuance. The Audit Committee discussed with K&K matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). K&K also provided to the Audit Committee the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with K&K that firm’s independence.

Based on the Audit Committee’s discussion with management and K&K and the Audit Committee’s review of the representation of management and K&K to the Audit Committee, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

AUDIT COMMITTEE

Shane Yurman
Elihu Levine
Samuel M. Zentman

STOCK PRICE PERFORMANCE GRAPH

The following stock price performance graph compares the cumulative total return of the Company’s Common Stock, during the period December 29, 2000 to December 30, 2005, to the cumulative total return during such period of (i) the NASDAQ Composite Index and (ii) the NASDAQ Computer Index.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on the review of such forms received by us or written representations from certain reporting persons we believe that during 2005 all applicable filing requirements were complied with by our executive officers and directors.

INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

In January 2004, we engaged Kesselman & Kesselman, a member of PricewaterhouseCoopers International Limited as our independent auditors for the fiscal year ended December 31, 2003. They have continued to serve as our independent auditors for the two most recently completed fiscal years ended December 31, 2004 and December 31, 2005. A representative of Kesselman & Kesselman is not expected to attend the Annual Meeting.

Accounting Fees

Aggregate fees billed by our principal accountant during the last two fiscal years are as follows:

	2004	2005
Audit Fees	$143,000	$117,000
Audit- Related Fees	35,000	24,000
Tax Fees	4,000	--
All Other Fees	12,000	67,000
Total	$194,000	$208,000

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Company, statutory and subsidiary audits, assistance with review of documents filed with the SEC, consents, and other assistance required to be performed by our independent accountants.

Audit Related Fees were for assurance and related services, internal control reviews and attestation services.

Tax Fees were for services related to tax compliance, tax planning and tax advice for our dsIT subsidiary.

All Other Fees were for services related to a strategic acquisition that was not consummated.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s current policy is to pre-approve all audit and non-audit services that are to be performed and fees to be charged by our independent auditor to assure that the provision of these services does not impair the independence of the auditor. The Audit Committee was in compliance with the requirements of the Sarbanes-Oxley Act of 2002 regarding the pre-approval of all audit and non-audit services and fees by the mandated effective date of May 6, 2003. All audit and non-audit services and fees were in 2004 and 2005

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Stockholders may present proposals for inclusion in the Company’s 2007 proxy statement provided that (in addition to other applicable requirements) such proposals are received by the Company in writing at its principal executive offices no later than April 19, 2007.

Pursuant to the By-laws of the Company, stockholders who wish to nominate any person for election to the Board of Directors or bring any other business before the 2007 Annual Meeting must generally give notice thereof to the Company at its principal executive offices not less than 60 days nor more than 90 days before the date of the meeting. All nominations for director or other business sought to be transacted that are not timely delivered to the Company, or that fail to comply with the requirements set forth in the Company’s By-laws, will be excluded from the Annual Meeting, as provided in the By-laws. A copy of the By-laws of the Company is available upon request from the Secretary of the Company, 200 Route 17, Mahwah, New Jersey 07430.

OTHER MATTERS

The Board of Directors of the Company are not aware of any other matters to be presented for action at the Annual Meeting other than those listed in the accompanying Notice of Annual Meeting and described herein. If any other matters not described herein should properly come before the meeting for stockholder action, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in respect thereof in accordance with the Board of Directors’ recommendations.

ANNUAL REPORT

A copy of the Company’s Annual Report covering the fiscal year ended December 31, 2005, including audited financial statements, is enclosed with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

SOLICITATION OF PROXIES

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telex or facsimile. The Company will, upon request and in accordance with applicable regulation, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors,

SHELDON KRAUSE
Secretary
August 17, 2006
Mahwah, New Jersey

ANNUAL MEETING OF STOCKHOLDERS OF

DATA SYSTEMS & SOFTWARE INC.

September 15, 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ John A. Moore
- ○ George Morgenstern
- ○ Richard J. Giacco
- ○ Richard Rimer
- ○ Kevin P. Wren
- ○ Samuel M. Zentman

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2. Act upon such other matters as may come before the meeting.

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. If no direction is indicated, the proxy will be voted for the election of the directors indicated and for approval of the proposals presented.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

DATA SYSTEMS & SOFTWARE INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George Morgenstern, John A. Moore and Samuel M. Zentman, and each of them, with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of Data Systems & Software Inc. to be held at the Union League Club of New York, 38 East 37th Street, New York, NY 10016, on Friday, September 15, 2006, at 10:00 a.m., and any adjournments and postponements thereof, hereby revoking all proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse, and, in their discretion, upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned.

(Continued and to be signed on the reverse side)

14475

Data Systems & Software Inc.
403 Marsh Lane
Wilmington, DE 19804

August 2, 2006

Dear Fellow Shareholder:

My name is John Moore and I am your new CEO. I am an investor who has worked with many great entrepreneurs and have created a history of success in a wide range of businesses. Over the past two years I have purchased over 380,000 shares of DSSI common stock on the open market and, as your CEO, I have a plan to maximize shareholder value. Please visit my websites, www.betthejockey.com and www.edsonmoore.com for more information about my background.

As a holding company, DSSI owns both controlling and strategic equity positions in other companies. DSSI owns a majority stake in dsIT, which has acted as a technology business incubator. dsIT has managed to operate on an approximately cash neutral basis over the past year, while incubating two promising businesses in port security and oncology protocol management. We are actively seeking partners to help us fund and grow these businesses

DSSI also owns 24% of Comverge, and is Comverge’s largest shareholder. Comverge had its genesis as the Powercom division of DSSI’s dsIT subsidiary. Comverge provides clean, low-cost peak electric capacity reduction achieved through Demand Response solutions and technologies, such as its patent pending fully outsourced Virtual Peaking Capacity(TM) offering

DSSI’s current and going-forward challenge is to find new, attractive acquisition opportunities. We are looking for great entrepreneurs with companies who have already eliminated technology and market risk but who need capital to accelerate their business’ growth phase. I believe we will be able to make handsome returns by buying or making significant investments in businesses with proven products near breakeven. We recently completed an equity financing in which we raised approximately $3 million, which we intend to use to develop our pipeline of business opportunities.

I am also currently evaluating other opportunities for DSSI. I look globally for businesses that solve macroeconomic problems and have “ready for market strategies” that will provide strong shareholders returns with limited downside.

To accomplish our goal of building shareholder value we seek to add three new Board members with proven entrepreneurial and finance experience. Richard Rimer, recently retired at age 41 as a partner at Index Ventures, a $1 billion fund that was an early investor in Skype. Richard was previously a founder and CFO of Europe’s first mail service pharmacy. Kevin Wren has spent over 30 years in consumer banking and recently retired as a Vice Chairman of MBNA America, the second largest issuer of credit cards in North America. Rick Giacco heads two plastics technology companies and was previously the Associate General Counsel for Safeguard Scientifics. I have asked George Morgenstern, our Founder, and Sam Zentman, a recently retired textile executive, to remain on the Board. Great thanks are owed to Eli Levine and Shane Yurman for their years of service on the Board.

An important part of our approach to shareholder value is keeping costs down. We have greatly reduced our overhead expenses with the sale of Databit and appropriate downsizing of our headquarters expenses to the minimum level necessary to support our holding company activities.

We recently made an investment in our investor relations efforts by retaining Bibicoff & Associates, Inc. Harvey Bibicoff is a substantial shareholder in DSSI and has a unique approach to help companies maximize their market potential. I invite you to e-mail Harvey at harvey@bibicoff.com or call him at (818) 379-8500.

Being one of the largest individual investors in DSSI, my intent is to maximize shareholder value for all of us. If you have any questions or concerns, please contact me directly at (302) 993-0541 or by email, jamoore@dssiinc.com. Also, I encourage you to attend our annual shareholder meeting on Friday, September 15th at 10:00 a.m. in the Grant Room at the Union League Club, at 38 East 37th Street at Park Avenue, New York City. I would like to meet you and tell you our story in person.

Sincerely,
John A. Moore
President and CEO

CORPORATE INFORMATION

HEADQUARTERS

Data Systems & Software Inc.
200 Route 17
Mahwah, New Jersey 07430
www.dssiinc.com

DIRECTORS & OFFICERS

John A. Moore
Director, President and
Chief Executive Officer

George Morgenstern
Founder and Chairman of the Board

Elihu Levine
Director and Member of
Audit Committee

Shane Yurman
Director and Chairman of
Audit Committee

Michael Barth
Chief Financial Officer

Samuel M. Zentman
Director and Member of
Audit Committee

Sheldon Krause
Secretary and General Counsel

SUBSIDIARY

dsIT Solutions, Ltd.
11 Ben Gurion Avenue
Givat Shmuel, 54017 Israel
www.dsit.co.il

Jacob Neuwirth (Noy)
President and Chief Executive Officer

Benny Sela
Executive Vice President

Michael Barth
Chief Financial Officer

Dan Ben-Dov
Vice President - Administration

Ron Avgar
Vice President - Marketing

AFFILIATE

Comverge, Inc.
120 Eagle Rock Road, Suite 190
East Hanover, NJ 07936
www.comverge.com

Robert M. Chiste
Chairman of the Board, President and Chief Executive Officer

LEGAL COUNSEL

Eilenberg & Krause LLP
11 East 44th Street
New York, New York 10017
www.eeklaw.com

REGISTRAR AND TRANSFER AGENT

American Stock Transfer & Trust Co.
59 Maiden Lane
New York, New York 10005
www.amstock.com

INVESTOR RELATIONS

For additional information regarding DSSI, please contact: Terri MacInnis, Director of Investor Relations at:

Bibicoff & Associates, Inc.
15165 Ventura Boulevard, Suite 425
Sherman Oaks, California 91403
(818) 379-8500
(818) 379-4747 (fax)
terrimac@bibicoff.com